EXHIBIT 2.11

EIGHTH AMENDMENT TO
INTELLECTUAL PROPERTY PURCHASE AGREEMENT

THIS EIGHTH AMENDMENT TO INTELLECTUAL PROPERTY PURCHASE AGREEMENT (this “Eighth Amendment”), dated as of December 21, 2011, by and between Kevin Jones, an individual residing at 2747 Paradise Road, Apt 3204, Las Vegas, Nevada 89109 (“Seller”), and Higher One, Inc., a Delaware corporation having a place of business at 25 Science Park, New Haven, Connecticut 06511 (“Buyer”), and, with respect to Sections 2 and 4 below, D. Dean McCormick, III (“McCormick”), an individual, and Douglas Connon, an individual (“Connon”).

RECITALS:

WHEREAS, Seller and Buyer are parties to that certain Intellectual Property Purchase Agreement, dated as of June 9, 2008 as amended by that certain First Amendment to Intellectual Property Agreement, dated as of May 1, 2009, that certain Second Amendment to Intellectual Property Agreement, dated as of August 21, 2009, that certain Third Amendment to Intellectual Property Agreement, dated as of May 12, 2010, that certain Fourth Amendment to Intellectual Property Agreement, dated December 10, 2010, that certain Fifth Amendment to Intellectual Property Agreement, dated February 3, 2011, that certain Sixth Amendment to Intellectual Property Agreement, dated April 15, 2011 and that certain Seventh Amendment to Intellectual Property Agreement, dated April 20, 2011 (collectively, the “IP Purchase Agreement”); and

WHEREAS, pursuant to the IP Purchase Agreement, one million (1,000,000) shares of the Buyer’s common stock, $0.001 par value per share, were issued to Seller as consideration for the Intellectual Property and, thereafter, such shares have been converted into three million (3,000,000) shares of Higher One Holdings, Inc. (“HOHI”) taking into effect the 3-for-1 stock split of common stock of HOHI and the corporate reorganization of Higher One, and a portion thereof have been transferred from Seller to each of McCormick and Connon; and

WHEREAS, prior to the date of this Eighth Amendment, McCormick has sold two thousand two hundred twenty-eight (2,228) of the shares referred to in the immediately preceding paragraph and Jones has sold eleven thousand one hundred forty (11,140) of the shares referred to in the immediately preceding paragraph; and

WHEREAS, the parties hereto have agreed to amend the IP Purchase Agreement on the terms set forth herein.

NOW THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.                      Incorporation by Reference; Defined Terms.

(a)           The recitals set forth above are hereby incorporated herein by reference.

(b)           Capitalized terms used but not defined herein shall have the meanings given to such terms in the IP Purchase Agreement.

Section 2.                      Amendments to IP Purchase Agreement.

(a) Section 3.4(b) of the IP Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b)           Buyer and the Shareholders agree that as of December 18, 2011, a total of 1,866,207 of the Shares (after deducting the 2,228 Shares heretofore sold by McCormick and the 11,140 Shares heretofore sold by Jones), comprised of 1,849,639of the Jones Shares, 7,170 of the McCormick Shares, and 9,398 of the Connon Shares, were not subject to the Repurchase Right and therefore need not have born the Legend, and the Shareholders and Buyer will promptly provide to BNY Mellon the necessary notice to have the Legend removed from such Shares, to the extent such notice has not heretofore been given to BNY Mellon.”

Section 3.                      Effect of this Amendment.

The IP Purchase Agreement is hereby amended in accordance with the terms hereof, and this Eighth Amendment and the IP Purchase Agreement shall hereafter be one agreement and any reference to the IP Purchase Agreement in any document, instruments or agreement shall hereafter mean and include the IP Purchase Agreement as amended hereby.  Except as specifically amended hereby, the IP Purchase Agreement is hereby ratified and confirmed and shall remain in full force and effect after the date hereof.

  Section 4.                      Miscellaneous.

(a)           Governing Law.  This Eighth Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut, without regard to its conflict of law principles.

(b)           Counterparts.  This Eighth Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

(c)           Facsimiles and Email.  The parties hereby agree that delivery by facsimile transmission or email of signature pages hereto signed on behalf of the parties hereto shall constitute effective and binding execution and delivery of this Eighth Amendment by such parties.

(d)           Severability.  If any provision of this Eighth Amendment, or the application thereof to any party hereto, shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Eighth Amendment which can be given effect without the invalid and unenforceable provision or application, and to this end the parties hereto agree that the provisions of this Eighth Amendment are and shall be severable.

(e)           Amendment, Waivers, Consents, Etc.  Any provision of the IP Purchase Agreement, including but not limited to any provision contained in this Eighth Amendment, may be amended, and the observance of any such provision may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Buyer and Seller, and any such amendment or waiver shall be binding on Buyer, Seller, McCormick and Connon.  Further, any consent, approval or instructions given by Seller (including but not limited to any given to BNY Mellon Shareowner Services) pertaining in any way to the IP Purchase Agreement, including but not limited to any consent, approval or instructions relating to the imposition or removal of the Legend from any of the Shares, or in connection with the exercise of the Repurchase Right by Buyer, shall be binding on Seller, McCormick and Connon.

[Signatures on following page]

208156.2 2661.001

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed and delivered this Eighth Amendment as of the date first above written.

                            SELLER

                           /s/ Kevin Jones

                            Kevin Jones

                            BUYER

                            HIGHER ONE, INC.

                           By:  /s/ Mark Volchek

                           Name:  Mark Volchek

                           Title:  CFO

The undersigned hereby agree to the provisions of Sections 2 and 4 above.

/s/ D. Dean McCormick, III                 /s/ Douglas Connon
D. Dean McCormick, III                   Douglas Connon

The undersigned hereby agrees to abide by the provisions of the IP Purchase Agreement, as amended by this Eighth Amendment.

                            HIGHER ONE HOLDINGS, INC.

                                    By: /s/ Mark Volchek

                                    Name: Mark Volchek

                           Title: CFO

208156.2 2661.001